                                                Filed pursuant to Rule 424(b)(3)
                                                   Registration No. 333-26941-01


                   PRICING SUPPLEMENT, DATED JANUARY 27, 1999
                  TO PROSPECTUS SUPPLEMENT DATED MAY 23, 1997
                        TO PROSPECTUS DATED MAY 22, 1997


                          POPULAR NORTH AMERICA, INC.
                          MEDIUM-TERM NOTES, SERIES D
              DUE FROM NINE MONTHS TO 30 YEARS FROM DATE OF ISSUE
           UNCONDITIONALLY GUARANTEED AS TO PRINCIPAL AND INTEREST BY
                                 POPULAR, INC.

PRINCIPAL AMOUNT.......................  $55,000,000.00

ORIGINAL ISSUE DATE....................  January 21, 1999

MATURITY DATE..........................  January 15, 2004

GLOBAL SECURITY........................  Yes

INTEREST RATE PER ANNUM................  6.625%

INTEREST RATE BASIS....................  Fixed

INTEREST PAYMENT DATES.................  July 15 and January 15 of each year end and at
                                         Maturity, commencing on July 15, 1999.

CUSIP NUMBER...........................  73318EAB9

Popular North America, Inc. is offering $55,000,000 aggregate principal amount of its 6.625% Medium-Term Notes, Series D due 2004. Interest on the Notes will accrue from January 21, 1999. Other than the settlement date, the Notes have the same terms and provisions as the $200,000,000 aggregate principal amount of 6.625% Medium-Term Notes, Series D due 2004 issued by the Company pursuant to its Pricing Supplement dated January 15, 1999. Upon completion of this offering, there will be $255,000,000 aggregate principal amount of Notes outstanding.

                                        Price to             Underwriting              Proceeds
                                        Public(1)             Discount(2)           to Company(1)(3)
                                       ----------            ------------           ----------------
Per Note.........................         99.869%                .50%                   99.369%
Total............................      $54,927,950.00        $275,000.00            $54,652,950.00

----------------

(1)  Plus accrued interest from January 21, 1999.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting other expenses payable by the Company estimated to be $35,000.

                                ----------------

The Notes are expected to be ready for delivery in book-entry form only, through the facilities of The Depository Trust Company, on or about February 1, 1999. The Underwriters reserve the right to withdraw, cancel or modify any offer of the Notes and to reject orders in whole or in part.

CREDIT SUISSE FIRST BOSTON
                                CHASE SECURITIES INC.
                                                             MERRILL LYNCH & CO.

                                ----------------

                                USE OF PROCEEDS


The proceeds from the issuance of the Notes to which this Pricing Supplement relates will be used to finance Popular North America, Inc. subsidiaries and for the repayment of outstanding borrowings.


                                ADDITIONAL TERMS


Popular North America, Inc. may, from time to time and without the consent of the holders of these Notes, create and issue additional Notes having the same interest rate, maturity date and other terms as these Notes (other than the Original Issue Date and initial Interest Payment Date).


                                  UNDERWRITING


Subject to the terms and conditions set forth in the distribution agreement (the "Distribution Agreement") among Popular North America, Inc., (the "Company"), Popular, Inc., Fist Chicago Capital Markets, Inc. Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Chase Securities Inc., (the latter three, the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amount of Notes set forth after their names below. The Distribution Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.



                    Underwriter                                                Principal Amount
Credit Suisse First Boston Corporation.........................................$25,000,000
Chase Securities Inc...........................................................$25,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated.............................$ 5,000,000
         Total.................................................................$55,000,000
                                                                               ===========


The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Pricing Supplement, and to certain dealers at such price less a concession not in excess of .30% of the principal amount. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


The Underwriters and certain of their affiliates and associates are customers of, including borrowers from, engage in transactions with, and/or perform services for, the Company and its subsidiaries, in the ordinary course of business. Also, in the ordinary course of their respective businesses, affiliates of the Underwriters engage, and may in the future engage, in commercial banking and investment banking transactions with the Company and its subsidiaries. Each of the Underwriters has performed investment banking services for the Company in the last five years and have received fees in connection therewith.